Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258146

PROSPECTUS SUPPLEMENT NO. 7

(To Prospectus Dated August 6, 2021)

ELECTRIC LAST MILE SOLUTIONS, INC.

118,684,445 Shares of Common Stock
Warrants to Purchase 247,082 Shares of Common Stock

This Prospectus Supplement No. 7 is being filed to update and supplement the information contained in the prospectus dated August 6, 2021 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in the Company’s Quarterly Report on Form 10-Q, which was filed with the SEC on November 12, 2021 (the “Quarterly Report”). Accordingly, the Company has attached the Quarterly Report to this Prospectus Supplement No. 7. Capitalized terms not defined in this Prospectus Supplement No. 7 have the definitions ascribed to them in the Prospectus.

The Prospectus, as previously supplemented by Prospectus Supplement No’s 1 through 6 and as further supplemented by this Prospectus Supplement No. 7, relates to the resale by certain Selling Securityholders named in the Prospectus from time to time of up to 110,351,152 shares of our common stock, par value $0.0001 per share, and warrants to purchase up to 247,082 shares of our common stock, consisting of:

•        up to 6,250,000 Founder Shares issued in a private placement to the Sponsor;

•        up to 205,416 Private Placement Warrants issued in a private placement to the Sponsor;

•        up to 41,666 Private Placement Warrants issued in a private placement to the IPO underwriter;

•        up to 247,082 shares of common stock issuable upon exercise of the Private Placement Warrants;

•        up to 741,250 shares of common stock that were a constituent part of the Private Placement Units;

•        up to 82,360,597 shares of common stock issued or issuable to the stockholders of Electric Last Mile, Inc. (the “ELM stockholders”) as merger consideration pursuant to the Merger Agreement, which includes Earnout Shares and shares of Adjustment Escrow Stock that may be issued to the ELM stockholders;

•        up to 13,000,000 shares of common stock issued in a private placement that closed immediately prior to the closing of the Business Combination;

•        up to 2,752,223 shares of common stock issued to the holders of convertible promissory notes previously issued by Electric Last Mile, Inc. upon automatic conversion of such notes in connection with the closing of the Business Combination; and

•        up to 5,000,000 shares of common stock issued to SF Motors, Inc. d/b/a SERES in accordance with the SERES Asset Purchase Agreement upon the closing of the Business Combination.

In addition, the Prospectus, as previously supplemented by Prospectus Supplement No’s 1 through 6 and as further supplemented by this Prospectus Supplement No. 7, relates to the issuance by us of (i) up to 8,333,293 shares of common stock that are issuable upon the exercise of the Public Warrants, which were previously registered, and (ii) up to 247,082 shares of common stock that are issuable upon the exercise of the Private Placement Warrants.

This Prospectus Supplement No. 7 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 7, you should rely on the information in this Prospectus Supplement No. 7.

Our common stock and Public Warrants are listed on The Nasdaq Global Select Market under the symbols “ELMS” and “ELMSW”, respectively. On November 11, 2021, the last reported sales price of our common stock was $8.99 per share and the last reported sales price of our Public Warrants was $1.97 per Public Warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of the Prospectus, as well as those risk factors contained in any amendments or supplements to the Prospectus, including this Prospectus Supplement No. 7 and the Quarterly Report, and the documents included or incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered under the Prospectus and this Prospectus Supplement No. 7 or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 7. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is November 12, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2021

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from    to
Commission File No. 001-39457
ELECTRIC LAST MILE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-2308711
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
1055 W Square Lake Road
Troy, Michigan 48098
(Address of Principal Executive Offices, including zip code)
(888) 825-9111
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ELMS	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of common stock, each at an exercise price of $11.50 per share	ELMSW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer

☒ Smaller reporting company

☒ Non-accelerated filer	☒ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐ No ☒
As of November 11, 2021, there were 124,027,612 shares of common stock, $0.0001 par value, issued and outstanding.

ELECTRIC LAST MILE SOLUTIONS, INC.
Quarterly Report on Form 10-Q
2

PART I – FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
ELECTRIC LAST MILE SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value and share data)

	Successor		Predecessor
	September 30, 2021	December 31, 2020	December 31, 2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$143,154	$25,205	$—
Restricted cash	27,750	—	—
Accounts receivable	136	—	—
Prepaid expenses and other current assets	8,503	—	42
Inventories	7,579	—	—
Total current assets	187,122	25,205	42
Property, plant and equipment, net	192,736	—	131,908
Intangibles and other assets, net	6,124	38	—
TOTAL ASSETS	$385,982	$25,243	$131,950

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,757	$1,345	$178
Accrued expenses	10,386	5,532	1,233
Current portion of land contract and promissory note	54,286	—	—
Total current liabilities	72,429	6,877	1,411
Convertible promissory notes	—	25,094	—
Land contract and promissory note obligations, net of current portion	29,800	—	—
Warrant liabilities	14,243	—	—
Pension benefit obligation	90	—	109
Other long-term liabilities	451	—	—
Total liabilities	117,013	31,971	1,520
COMMITMENTS AND CONTINGENCIES
Predecessor parent's net investment	—	—	130,430
Preferred stock, $0.0001 par value; 100 million shares authorized; none issued or outstanding.	—	—	—
Common stock, $0.0001 par value; 1 billion shares authorized; 124,027,012 issued and 118,777,012 outstanding at September 30, 2021 and 82,117,288 issued and outstanding at December 31, 2020.	12	8	—
Additional paid-in capital	306,578	992	—
Accumulated deficit	(37,621)	(7,728)	—
Total shareholders' equity (deficit)	268,969	(6,728)	130,430
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$385,982	$25,243	$131,950

See accompanying notes to condensed consolidated financial statements.

ELECTRIC LAST MILE SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED) (in thousands, except share and per share data)

	Successor		Predecessor
	Three Months Ended September 30, 2021	For the period from August 20, 2020 through September 30, 2020	Three Months Ended September 30, 2020
REVENUE	$136	$—	$—
COST OF REVENUE	134	—	—
Gross margin	2	—	—
OPERATING EXPENSES:
Research and development expense	5,642	—	—
General and administrative expense	16,699	—	1,916
Total operating expenses	22,341	—	1,916
LOSS FROM OPERATIONS	(22,339)	—	(1,916)
Interest expense	(656)	—	—
Gain on change in fair value of warrant liabilities	5,204	—	—
Other income (expense), net	12	—	(26)
LOSS BEFORE INCOME TAXES	(17,779)	—	(1,942)
Income tax benefit	—	—	—
NET LOSS AND COMPREHENSIVE LOSS	$(17,779)	$—	$(1,942)

LOSS PER SHARE:
Basic and diluted loss per share	$(0.15)	$—
Basic and diluted weighted shares outstanding	118,777,012	821,173
See accompanying notes to condensed consolidated financial statements.

ELECTRIC LAST MILE SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)         (in thousands, except share and per share data)

	Successor		Predecessor
	Nine Months Ended September 30, 2021	For the period from August 20, 2020 through September 30, 2020	For the period from January 1, 2021 through June 25, 2021	Nine Months Ended September 30, 2020

REVENUE	$136	$—	$—	$—
COST OF REVENUE	134	—	—	—
Gross margin	2	—	—	—
OPERATING EXPENSES:
Research and development expense	8,381	—	—	—
General and administrative expense	24,553	—	1,619	6,040
Total operating expenses	32,934	—	1,619	6,040
LOSS FROM OPERATIONS	(32,932)	—	(1,619)	(6,040)
Interest expense	(3,126)	—	—	—
Gain on change in fair value of warrant liabilities	6,149	—	—	—
Other income (expense), net	16	—	(2)	(27)
LOSS BEFORE INCOME TAXES	(29,893)	—	(1,621)	(6,067)
Income tax benefit	—	—	—	—
NET LOSS AND COMPREHENSIVE LOSS	$(29,893)	$—	$(1,621)	$(6,067)

LOSS PER SHARE:
Basic and diluted loss per share	$(0.31)	$—
Basic and diluted weighted shares outstanding	95,153,979	821,173
See accompanying notes to condensed consolidated financial statements.

ELECTRIC LAST MILE SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)
Successor:

(in thousands, except share data)	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders' Equity (Deficit)
	Shares	Amount
Balances - August 20, 2020	—	$—	$—	$—	$—
Initial funding	1,000	—	10	—	10
Retroactive application of recapitalization	820,173	—	—	—	—
Balances - September 30, 2020	821,173	—	$10	—	10

Balances - December 31, 2020	100,000	—	1,000	(7,728)	(6,728)
Retroactive application of recapitalization	82,017,288	8	(8)	—	—
Balances - December 31, 2020 - Recasted	82,117,288	8	992	(7,728)	(6,728)
Net loss	—	—	—	(3,528)	(3,528)
Balances - March 31, 2021	82,117,288	8	992	(11,256)	(10,256)
Repurchase of common stock from related party - Note 19	(5,006,691)	(1)	(60)	—	(61)
Reverse recapitalization - Note 3	33,914,192	4	223,064	—	223,068
Conversion of ELM Convertible Notes - Note 11	2,752,223	—	27,522	—	27,522
Issuance of shares for SERES Asset Purchase - Note 4	5,000,000	1	49,949	—	49,950
Net loss	—	—	—	(8,586)	(8,586)
Balances - June 30, 2021	118,777,012	12	301,467	(19,842)	281,637
Stock-based compensation	—	—	5,111	—	5,111
Net loss	—	—	—	(17,779)	(17,779)
Balances - September 30, 2021	118,777,012	$12	$306,578	$(37,621)	$268,969

See accompanying notes to condensed consolidated financial statements.

ELECTRIC LAST MILE SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)
Predecessor:

(in thousands)	Predecessor Parent's Net Investment
Balances - December 31, 2019	$130,906
Net loss	(2,351)
Share based compensation	28
Change in Predecessor parent's net investment	2,083
Balances - March 31, 2020	130,666
Net loss	(1,774)
Share based compensation	28
Change in Predecessor parent's net investment	1,872
Balances —June 30, 2020	130,792
Net loss	(1,942)
Share based compensation	19
Change in Predecessor parent's net investment	1,827
Balances —September 30, 2020	$130,696

Balances - December 31, 2020	$130,430
Net loss	(890)
Share based compensation	13
Change in Predecessor parent's net investment	1,199
Balances - March 31, 2021	130,752
Net loss	(731)
Share based compensation	12
Change in Predecessor parent's net investment	790
Balances —June 25, 2021	$130,823

See accompanying notes to condensed consolidated financial statements.

ELECTRIC LAST MILE SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)                        (in thousands)

	Successor		Predecessor
	Nine Months Ended September 30, 2021	For the period from August 20, 2020 through September 30, 2020	For the period from January 1, 2021 through June 25, 2021	Nine Months Ended September 30, 2020
OPERATING ACTIVITIES:
Net loss	$(29,893)	$—	$(1,621)	$(6,067)
Adjustment to reconcile net loss to net cash used in operating activities:
Noncash interest expense	2,470	—	—	—
Gain on change in fair value of warrant liabilities	(6,149)	—	—	—
Depreciation and amortization expense	1,229	—	23	35
Other	72	—	—	—
Defined benefit pension expense, net of (funding)	(23)	—	17	64
Share based compensation	5,111	—	25	75
Loss on disposal of equipment	—	—	—	69
Changes in operating assets and liabilities:
Accounts receivable	(136)	—	—	—
Prepaid expenses and other current assets	(8,000)	—	35	(54)
Inventories	(7,579)	—	—	—
Accounts payable	845	—	(150)	85
Accrued expenses	4,611	—	(318)	34
Net cash used in operating activities	(37,442)	—	(1,989)	(5,759)

INVESTING ACTIVITIES
SERES Asset Purchase	(30,187)	—	—	—
Capital expenditures	(1,988)	—	—	(23)
Net cash used in investing activities	(32,175)	—	—	(23)

FINANCING ACTIVITIES
Change in Predecessor parent's net investment	—	—	1,989	5,782
Successor paid in capital	—	10	—	—
Repurchase of common stock from related party	(61)	—	—	—
Proceeds from reverse recapitalization, net of transaction costs	243,769	—	—	—
Payments on land contract and promissory note obligations	(28,392)	—	—	—
Net cash provided by financing activities	215,316	10	1,989	5,782

Net increase in cash, cash equivalents and restricted cash	145,699	10	—	—
Cash, cash equivalents and restricted cash —Beginning of period	25,205	—	—	—
Cash, cash equivalents and restricted cash —End of period	$170,904	$10	$—	$—
Reconciliation to condensed consolidated balance sheet:
Cash and cash equivalents	$143,154
Restricted cash	27,750
Total cash, cash equivalents and restricted cash	$170,904
See accompanying notes to condensed consolidated financial statements.
See Note 5 Supplemental Cash Flow Information.

ELECTRIC LAST MILE SOLUTIONS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1. NATURE OF BUSINESS

Electric Last Mile Solutions, Inc. (the “Company”) is a commercial electric vehicle solutions company founded for the purpose of designing, engineering, manufacturing and customizing electric “last mile” delivery and utility vehicles. Our core mission is to transform the last mile commercial delivery business by meeting the needs and value considerations of customers who operate in the last mile segment.

Business Combination

The Company was originally incorporated in the State of Delaware as Forum Merger III Corporation (“Forum”) on June 25, 2019 as a special purpose acquisition company. On June 25, 2021 (the “Closing Date”), Forum consummated the previously announced transactions contemplated by that certain Agreement and Plan of Merger, dated December 10, 2020, by and among Forum, ELMS Merger Corp., a Delaware corporation and then a wholly owned subsidiary of Forum (“Merger Sub”), Electric Last Mile, Inc., a Delaware corporation (“ELM”), and Jason Luo, in his capacity as the initial shareholder representative to ELM, as amended on May 7, 2021 by Amendment No. 1 to the Agreement and Plan of Merger (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, on June 25, 2021, Merger Sub merged with and into ELM, with ELM surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of the Company (this transaction and the other transactions contemplated by the Merger Agreement, collectively, the “Business Combination”).

In connection with the closing of the Business Combination on June 25, 2021, Forum changed its name from “Forum Merger III Corporation” to “Electric Last Mile Solutions, Inc.” and the Company’s common stock and warrants began trading on The Nasdaq Stock Market under the trading symbols “ELMS” and “ELMSW,” respectively.

Acquisition of EVAP Operations

On June 25, 2021, in connection with the completion of the Business Combination, ELM completed its acquisition of the Mishawaka, Indiana manufacturing facility (the “ELMS Facility”), which comprises the Electric Vehicle Assembly Plant Operations (“EVAP Operations”). EVAP Operations was a wholly owned component of SF Motors, Inc. (d/b/a SERES) (“SERES”) primarily consisting of the ELMS Facility retooled to manufacture electric passenger vehicles. This acquisition is also referred to as the “SERES Asset Purchase” in this report. Concurrently with the acquisition of EVAP Operations, ELM also entered into agreements for the ability to use certain intellectual property of SERES, procure the supply of inventory from Chongqing Sokon Motor (Group) Imp. & Exp. Co., Ltd. (“Sokon”), an affiliate of SERES, and other arrangements consisting of know-how to manufacture electric commercial vehicles for the North American region and to operate the EVAP Operations on a standalone basis.
2. BASIS OF PRESENTATION

These unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and accounting principles generally accepted in the United States (“U.S. GAAP”) for interim reporting. Accordingly, certain notes or other information that are normally required by U.S. GAAP have been omitted if they substantially duplicate the disclosures contained in the Company’s annual audited consolidated financial statements. Accordingly, the unaudited condensed consolidated financial statements should be read in connection with the Company’s audited financial statements and related notes as of and for the year ended December 31, 2020 included in the definitive proxy statement filed on June 9, 2021. The accompanying condensed consolidated financial statements are unaudited; however, in the opinion of management, they include all normal and recurring adjustments necessary to fairly state the Company’s unaudited condensed consolidated financial statements for the periods presented. Results of operations reported for interim periods are not necessarily indicative of results for the entire year or any other periods.

The Company’s condensed consolidated financial statements and certain note presentations for the periods prior to June 25, 2021 are presented in two distinct periods to indicate the application of a different basis of accounting between EVAP Operations (the “Predecessor”) and ELM (the “Successor”). The Predecessor reporting period represents the presentation of EVAP Operations up to the date of its acquisition by ELM on June 25, 2021. As such, the financial statement activity of EVAP Operations for the nine months ended September 30, 2021 consist of activity through the date of acquisition by ELM and as such, there is no financial statement activity for the three months ended September 30, 2021. The Successor reporting period represents operations of ELM for the applicable periods subsequent to its inception on August 20, 2020. The accompanying financial statements of the Company include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable. The Successor reporting period overlaps the Predecessor reporting period for the period from August 20, 2020 through June 25, 2021 during which time ELM was formed to raise capital including through the completion of the Business Combination.

The Business Combination was accounted for as a reverse recapitalization, with the Company treated as the “acquired” company for financial reporting purposes based on ELM security holders having a majority of the voting power of the Company, ELM having the authority to appoint the majority of the directors on the board of directors, and senior management of ELM comprising all of the senior management of the Company. Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of ELM, with the acquisition being treated as the equivalent of ELM issuing stock for the net assets of the Company, accompanied by a recapitalization. As a result of ELM being the accounting acquirer, all historical financial information presented in the consolidated financial statements for the Successor periods represents the accounts of ELM. For historical periods prior to the Business Combination, common stock, additional paid-in capital, shares and net loss per common share have been recasted to reflect the exchange ratio established in the Business Combination.

The full impact of the COVID-19 pandemic continues to evolve as of the date of these financial statements. Management is actively monitoring the situation and its impact on the Company’s business, operations, financial condition and results of operations. Since our formation, the Company continues to increase employment levels of personnel to support the operations that, as of the date of these financial statements, have been largely administrative in nature and have focused on vehicle engineering, procuring suppliers, and preparing for necessary capital expenditures in the ELMS Facility. Due to the travel restrictions imposed globally, the Company's ability to collaborate with its suppliers, many of whom are international, has been impacted. The Company continues to monitor for new developments related to the COVID-19 pandemic, which are unpredictable. Future COVID-19 developments could result in additional impacts on the Company's business, operations, financial condition, and results of operations.

Predecessor

The Predecessor condensed financial statements have been prepared on a carve-out basis and are derived from the accounting records of SERES using the historical results of operations and historical basis of assets and liabilities of the EVAP Operations. The Predecessor financial statements include all expenses, assets and liabilities determined to be directly attributable to EVAP Operations as well as an allocation of general corporate expenses of SERES. The direct expenses include participation in SERES employee benefit and share based compensation plans for employees dedicated to EVAP Operations. The allocation of general corporate expense are based on expenses for certain functions located at the SERES Santa Clara, California and Auburn Hills, Michigan locations, such as corporate executives, finance, human resources, information technology, legal affairs, office operations, project management office, and supply chain as well as other general overhead costs. Corporate expense allocations have been determined on a basis that EVAP Operations considered to be a reasonable reflection of the utilization of services provided or the benefit received by EVAP Operations during the periods presented. However, these allocations are not based on arms’ length transactions and it is impractical for management to estimate costs that would be reflective if EVAP Operations were operating on a standalone basis.

Until June 25, 2021, EVAP Operations was a component owned by SERES, which did not constitute a separate legal entity, and had no treasury functions or bank accounts. All transactions between SERES and EVAP Operations have been included as related party transactions and considered to be effectively settled at the time the transaction was recorded. The total net effect of the settlement of these transactions is reflected within Predecessor parent’s net investment in the Predecessor balance sheet and as a financing activity in the Predecessor statement of cash flows.
3. REVERSE RECAPITALIZATION
As discussed in Note 1, on the Closing Date, Forum consummated the transaction contemplated by the Merger Agreement. Upon consummation of the Merger Agreement, the Merger Sub was merged with and into ELM and the separate corporate existence of Merger Sub ceased and ELM continued as the surviving entity becoming a wholly owned subsidiary of the Company.

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, with the net assets of Forum consolidated with ELM at historical cost. For accounting purposes, the financial statements of the Company represent a continuation of ELM, with the transaction treated as the equivalent of ELM issuing stock for the net assets of Forum accompanied by a recapitalization. Operations prior to the Business Combination are those of ELM with the exception of the shares and par value of equity recast to reflect the exchange ratio on the Closing Date, adjusted on a retroactive basis. A summary of the impact of the reverse recapitalization on the cash, cash equivalents and restricted cash, change in net assets and the change in common shares is included in the tables below.
The net change in cash and cash equivalents and net assets from the reverse capitalization was as follows (in thousands):

Increase (Decrease)
Forum cash and cash equivalents(a)	$250,258
Less redemptions of Class A common stock units(b)	(110,772)
PIPE investment proceeds(c)	130,000
Less cash paid to underwriters and other transaction costs(d)	(25,717)
Net change in cash and cash equivalent and restricted cash as a result of recapitalization	243,769
Prepaid expenses and other current assets(e)	17
Accounts payable and other (a)	(326)
Warrant liabilities(a)	(20,392)
Change in net assets as a result of recapitalization	$223,068

The change in number of share outstanding as a result of the reverse recapitalization is summarized as follows:

Number of Shares
Forum Class A and Class B common shares outstanding prior to business combination(a)	31,991,250
Less redemptions of Class A common shares(b)	(11,077,058)
Common shares issued to PIPE investors(c)	13,000,000
Common shares issued to ELM shareholders(f)	77,110,597
Common shares outstanding immediately after the Business Combination(g)	111,024,789
Common shares issued upon conversion of ELM Convertible Notes(h)	2,752,223
Common shares issued as part of SERES Asset Purchase(i)	5,000,000
Common shares outstanding after the Business Combination and SERES Asset Purchase	118,777,012
(a)These assets and liabilities represent the reported balances and outstanding shares of Forum as of the Closing Date immediately prior to the consummation of the Business Combination. The Forum common shares consisted of all Class A redeemable and nonredeemable common shares and Class B common shares outstanding prior to the Business Combination.
(b)As of the Closing Date, 11,077,058 Class A common shares included in the units issued in Forum's initial public offering were redeemed resulting in the payment of $110.8 million from the trust to the holders of the redeemed shares.
(c)In connection with the Business Combination, Forum entered into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which it issued 13,000,000 shares of common stock at $10.00 per share (the “PIPE Shares”) for an aggregate purchase price of $130 million (the “PIPE Financing”), which closed simultaneously with the consummation of the Business Combination.
(d)In connection with the Business Combination, the Company incurred $26.1 million of transaction costs, consisting of underwriting, legal and other professional fees, of which $25.7 million was recorded in additional paid-in capital as a reduction of proceeds and the remaining amount was expensed immediately.
(e)The prepaid and other current assets represent a related party receivable of $17 thousand recorded on Forum's balance sheet as of the Closing Date immediately prior to the consummation of the Business Combination.

(f)The Company issued 77,110,597 common shares in exchange for 93,903 ELM common shares resulting in an exchange ratio of 821.17. This exchange ratio was applied to ELM's common shares at par, additional paid-in capital as well as the calculation of weighted average shares outstanding and loss per common share. The total shares issued equals the recasted shares outstanding at December 31, 2020 of 82,117,288, net of the recasted shares repurchased from a related party immediately prior to the Business Combination of 5,006,691.
(g)Upon completion of the Business Combination the Company’s Class B common stock, par value $0.0001 per share (“Class B common stock”), converted into the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), and then all Class A common stock was reclassified as common stock. There was also an increase in the authorized capital stock from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”), to 1,100,000,000 shares, consisting of 1,000,000,000 shares of common stock, and 100,000,000 shares of preferred stock creating an additional 890,000,000 shares of common stock and 99,000,000 shares of preferred stock.

(h)On December 10, 2020, ELM issued convertible promissory notes (“ELM Convertible Notes”) to certain investors in an aggregate principal amount of $25 million. The Company entered into a joinder to the ELM Convertible Notes with the holders thereof, pursuant to which the outstanding principal of $25 million plus accrued interest converted at the Closing Date into shares of common stock, at a conversion price per share equal to the product of (i) the price per share paid by the PIPE Investors in the PIPE Investment (i.e. $10.00) multiplied by (ii) 0.90909. Upon the consummation of the Business Combination, ELM accelerated the accretion of the notes to their redemption value resulting in total interest expense for the ELM Convertible Notes of $2.4 million for the nine months ended September 30, 2021, .

(i)As part of the SERES Asset Purchase, ELM was obligated to deliver 5 million shares of the Company's common stock to SERES. This was part of the purchase consideration delivered to SERES with a fair value $49.9 million on the Closing Date. Therefore, it has not been disclosed as part of the reverse recapitalization, but as part of the SERES Asset Purchase (see Note 4 for additional information).
On the Closing Date, the Company placed 250,000 shares of common stock into an escrow account (the “Adjustment Escrow Stock”) to secure any downward post-closing purchase price adjustment. Subsequent to September 30, 2021, all of those shares of common stock are to be released to the ELM shareholders who received shares as merger consideration (the "ELM shareholders") in accordance with the adjustment mechanisms set forth in the Merger Agreement.
Earnout Shares
Following the closing of the Business Combination, the ELM shareholders have a contingent right to receive, in the aggregate, up to 5,000,000 shares of common stock (the "Earnout Shares") if, during the 36-month period (“Earnout Period”) after the Closing Date, the closing price of the common stock for any 20 trading days in any 30 consecutive day trading period exceeds certain thresholds. The first issuance of 2,500,000 Earnout Shares will occur if the closing price equals or exceeds $14.00 on any 20 trading days in any 30-consecutive day trading period. The second issuance of 2,500,000 Earnout Shares will occur if the closing price equals or exceeds $16.00 on any 20 trading days in any 30-consecutive day trading period. Subject to the terms and conditions set forth in the Merger Agreement, if a qualifying change in control (as defined in the Merger Agreement) occurs during the Earnout Period, all Earnout Shares not previously released will be released to the ELM shareholders. Any Earnout Shares not released prior to the expiration of the Earnout Period will be forfeited and cancelled. No Earnout Shares have been issued. The Company has determined the Earnout Shares meet the criteria for equity classification under the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 815-40. Upon attainment of the share price targets described above, the Earnout Shares delivered to the ELM shareholders will be recorded in equity as shares are issued, with the appropriate allocation to common stock at par and additional paid-in capital. Since all Earnout Shares have determined to be classified as equity, there is no remeasurement unless reclassification is required.
4. SERES ASSET PURCHASE
On June 25, 2021, the Company’s wholly-owned subsidiary, ELM, closed on the purchase of certain real property located at 12900 McKinley Highway, Mishawaka, Indiana, including the improvements thereon and the tangible personal property, pursuant to an agreement of purchase and sale, dated April 9, 2021, between ELM and SERES (the "SERES Asset Purchase Agreement"). The aggregate cash consideration for the SERES Asset Purchase was $145 million, plus the assumption of a pension obligation. The SERES Asset Purchase Agreement also required the delivery of 5,000,000 shares of the Company's common stock to SERES, which has been considered part of the asset purchase consideration as the shares are not in settlement of a preexisting relationship. The consideration of $145 million to be paid pursuant to the land contract and promissory note entered into in connection with the SERES Asset Purchase Agreement on the Closing Date (the "Land Contract" and the "Promissory Note", respectively) is summarized as follows (in thousands):

Description	Land Contract Obligation	Promissory Note	Total Payments
Total principal payments under Land Contract and Promissory Note	$90,000	$55,000	$145,000
Less payments at closing	(18,621)	(11,379)	(30,000)
Remaining principal payments at closing	$71,379	$43,621	$115,000
SERES also subleased the parking lot at the ELMS Facility to ELM. The sublease rent matches the head lease with annual payments of $72 thousand due August 1st each year. SERES shall convey fee simple title and assign its leasehold interest in the parking lot to ELM upon the full payment of the purchase price by the Company pursuant to the SERES Asset Purchase Agreement, the Promissory Note and the Land Contract.
On April 9, 2021, SERES and ELM renegotiated and entered into an exclusive IP license agreement pursuant to which SERES granted ELM a license to make, import, use, and offer commercial vehicle product models EC35 and D51 in North America for a royalty payable fee of $5 million plus $100 per vehicle sold for the first 100,000 vehicles.
The following table summarizes the purchase price consideration (in thousands):

Purchase Price
Fair value of Land Contract obligation and Promissory Note(a)	$112,436
Cash payment at closing(b)	30,187
Upfront license fee and other(c)	5,012
Stock issuance(d)	49,950
Total	$197,585
(a)Represents the fair value of the future payments under the Land Contract and Promissory Note discounted at an effective rate of 2.67%.
(b)The cash payment at the closing of the SERES Asset Purchase included $0.1 million of transaction costs including title insurance, legal and other closing fees, which were capitalized as part of the purchase price due to the fact that this was accounted for as an asset purchase and not the acquisition of a business.

(c)This consideration related to the upfront license fee pursuant to the SERES Exclusive Intellectual Property License Agreement, which was recorded in accounts payable as of June 30, 2021.
(d)As part of the SERES Asset Purchase, ELM was obligated to deliver 5,000,000 shares of the Company's common stock, which had a fair value $49.9 million based the closing price of $9.99 per share on June 24, 2021.
The following table summarizes the allocation of the purchase price based on the relative fair values of the assets acquired (in thousands):

Assets Identified	Relative Fair Value Allocation
Land	$1,859
Buildings	113,893
Machinery and equipment	72,602
Site improvements	1,202
Leasehold improvements	1,894
Intellectual property and technology license intangible asset	5,948
Other assets	300
Fair value of pension obligation	(113)
Total	$197,585

5. SUPPLEMENTAL CASH FLOW INFORMATION

Successor:

Noncash investing and financing activities for the nine months ended September 30, 2021 are summarized as follows (in thousands):

Nine Months Ended September 30, 2021
Capital expenditures included in accounts payable	$377
Noncash investing intangible and other assets included in other long-term liabilities	2
Noncash financing conversion of ELM Convertible Notes	27,522
Noncash investing SERES Asset Purchase in accounts payable	5,012
Noncash investing SERES Asset Purchase assumption of pension obligation	113
Noncash financing and investing SERES Asset Purchase issuance of Promissory Note	42,824
Noncash financing and investing SERES Asset Purchase issuance of Land Contract obligation	69,612
Noncash financing and investing SERES Asset Purchase issuance of common stock	49,950

Cash paid for interest was $656 for the nine months ended September 30, 2021. The has been no cash paid for taxes for the periods presented.
6. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Actual results may differ from those estimates.
Emerging Growth Company — The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act"). Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies (“EGC”) from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an EGC. At times, the Company may elect to early adopt a new or revised standard. This may make the comparison of the Company’s consolidated financial statements with another public company difficult due to potential differences in accounting standards used.

Revenue Recognition — The Company derives its revenues from the sale of electric 'last mile' delivery and utility vehicles. Revenues are recognized when control of these products is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products. Shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing components as payment is received shortly after point of sale. Because customer contract contains only one performance obligation that is satisfied at a point in time, there are no satisfied performance obligations that would result in contract assets other than trade accounts receivable.
Cash and Cash Equivalents — The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash includes cash equivalents which are highly liquid investments that are readily convertible to cash. Money market funds are valued at the closing price reported by the fund sponsor from an actively traded exchange and are included in cash equivalents.

Restricted Cash — Restricted cash represents cash collateral held by the bank as security covering our credit card purchases and a letter of credit. The letter of credit was issued to SERES in conjunction with the SERES Asset Purchase and will be required until the Promissory Note is settled. As monthly payments reduce the obligation due, the Company may request a reduction in the amount of the letter of credit, subject to the confirmation by the counterparty. Upon approval, additional funds will be made available for use by the Company.
Concentration of Credit Risk — The Company’s cash and cash equivalents are placed in accounts that exceed federally insured limits as of September 30, 2021 and December 31, 2020. The Company has not experienced any credit loss related to its cash and cash equivalents.
Prepaid expenses and other current assets — Prepaid expenses may include prepaid insurance, prepaid engineering costs, prepaid software subscriptions, prepaid inventory and other prepaid amounts to vendors. Prepaid expenses for the Predecessor are related to prepaid rent associated with the Mishawaka parking lot. Other current assets primarily consist of the current portion of service contracts to be amortized over the next 12 months.

Inventories — Inventories are stated at the lower of cost or net realizable value using the first-in, first-out (“FIFO”) methods.
Property, Plant and equipment — Property, Plant and equipment is stated at cost less accumulated depreciation. Property and equipment are initially recorded at cost or fair value established at the acquisition date if acquired as part of a business combination. Maintenance, repairs and minor improvements are charged to expense as incurred, while major renewals and betterment are capitalized. Leasehold improvements are amortized over the terms of the leases or useful lives, whichever is shorter. Construction in progress is not depreciated until available for its intended use. Depreciation is computed using the straight-line method over the following estimated useful lives:

Years
Buildings	39
Machinery and equipment	7*
Vehicles	5
Computer hardware	3
Furniture and fixtures	3
Site improvements	15
Leasehold improvements	3-10
*Certain assets in these categories are currently included in construction in progress and are not being depreciated.
Leases — The Company leases an office building and land under long-term operating leases. Operating lease expense is recognized on a straight-line basis over the expected lease term. The lease term begins on the date the Company has the right to control the use of the leased property pursuant to the terms of the lease. The difference recognized between rental expense and amounts payable under the lease is recorded as deferred rent. Lease payments required in advance are recorded as prepaid rent expense.

Intangibles and other assets — The Company's intangible assets consist of an intellectual property and technology ("IP") license, a favorable lease intangible, computer software and website development. Other assets consist of service contract assets and related development costs. Intangibles and other assets are stated at cost less accumulated amortization. Development costs for computer software, cloud computing arrangements and website development are expensed or capitalized based on the nature of the activities. Planning stage activities are expensed as incurred. Application and development stage activities are capitalized. Operating stage activities post-implementation are generally expensed as incurred unless they add additional functionality to the software. Training costs regardless of the stage of development are expensed as incurred. The intangibles and other assets are amortized on a straight line basis.

•The IP license intangible consists of technological know-how obtained as part of the SERES Asset Purchase and is being amortized over a useful life of 2 years.
•The favorable lease intangible relates to the ground lease assumed as part of the SERES Asset Purchase and is being amortized to rent expense over the remaining noncancellable term of the lease of approximately 30 years.
•Computer software and website development consist of perpetual software licenses and capitalized development costs, which are being amortized over the useful life of 3 years.
•Service contract assets consist of noncancellable service contracts related to cloud computing and the related capitalized development costs and are amortized over the noncancellable term of the hosting arrangement.
Impairment and Disposal of Long-Lived Assets — The carrying amount of long-lived assets is reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. When such events occur, the Company will compare the carrying amounts of the assets to their undiscounted expected future cash flows. If the Company determines that the carrying value of the asset is not recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. When a long-lived asset is disposed, the related costs and accumulated depreciation or amortization are removed and any gain or loss on the disposal is recorded.
Research and Development Costs — The Company expenses research and development costs as they are incurred. Research and development costs consist primarily of contracted development services, prototype and sample costs including any related shipping or transport costs. There were no research and development costs for the Predecessor.
Share-Based Compensation — We use the fair value method of accounting for the restricted stock units (“RSUs”) granted to employees to measure the cost of employee services received in exchange for the share-based awards. The fair value of RSUs is measured on the grant date based on the closing fair market value of our common share. The resulting cost is recognized over the period during which an employee is required to provide service in exchange for the awards, usually the vesting period, which is generally three years for RSUs. Share-based compensation expense is recognized on a straight-line basis, net of actual forfeitures in the period. For performance-based awards with a vesting schedule based entirely on the attainment of performance conditions, share-based compensation expense is recognized for each tranche over the vesting period ascribed to the achievement of the operational milestone for such tranche when the achievement of each individual performance milestone becomes probable. For performance-based awards with a vesting schedule based entirely on the attainment of market conditions, the fair value of such awards is estimated on the grant date using a Monte Carlo simulation; the share-based compensation expense associated with each tranche is recognized over the derived service period determined by the Monte Carlo simulation.

As we accumulate additional employee share-based awards data over time and as we incorporate market data related to our common share, we may calculate significantly different volatility values, which could materially impact the valuation of our share-based awards and the share-based compensation expense that we will recognize in future periods. Share-based compensation expense is recorded in research and development expense and general and administrative expense in the consolidated statements of operations.

Segment Information — Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and assessing the performance of an individual segment. The CODM is the Chief Executive Officer (“CEO”). The Company has determined that it currently has one reportable segment as the CEO reviews financial information presented at the total Company level based on discrete financial information, which is only available at this level, for purposes of assessing the operating performance and allocating resources.
Defined Benefit Pension Plan — The Company provides a defined benefit plan to certain former and current union employees. The determination of the obligation and expense is dependent on certain actuarial assumptions. Changes in those assumptions are recognized immediately through earnings. The service component of net periodic benefit costs is reported as general and administrative expense while all other components of net periodic benefit costs are reported as other expense in the consolidated statements of operations and comprehensive loss.
Income Taxes — Deferred tax assets and liabilities are recognized on the basis of the future tax consequences attributable to temporary differences that exist between the financial statement carrying value of the assets and liabilities and the respective tax values, and net operating losses and tax credit carryforwards on a tax jurisdiction basis. Deferred tax assets and liabilities are measured using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. The effect on deferred tax assets and liabilities of a change in tax rates is recorded in the results of operations in the period that includes the enactment date under the law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on its combined financial position, results of operations or cash flows. Therefore, no reserves for uncertain tax positions have been recorded. The Company does not expect its unrecognized tax benefits to change significantly over the next twelve months.

Warrant Liabilities — The Company accounts for the warrants in accordance with the guidance contained in ASC 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. For periods subsequent to the detachment of the public warrants from the units issued in the Forum's initial public offering, the public warrant quoted market price was used as the fair value of the warrants as of each relevant date.
Other Long-Term Liabilities — Other long-term liabilities for the Successor consist of the long-term portion of a noncancellable service contract that are payable beyond one year.

Earnings (Loss) Per Share — The Company computes basic earnings (loss) per share by dividing income available to common shareholders by the weighted average number of common shares outstanding. As a result of the Business Combination, the Company has retrospectively adjusted the weighted average number of common shares outstanding prior to the Business Combination by multiplying them by the merger exchange ratio. The computation of diluted earnings (loss) per share is similar to the computation of basic earnings (loss) per share, except the Company adjusts the weighted average number of shares outstanding to include estimates of additional shares that would be issued if potentially dilutive common shares had been issued. In addition, the Company adjusts income (loss) available to common shareholders to include any changes in income or loss that would result from the assumed issuance of the dilutive common shares. For the three and nine months ended September 30, 2021, there were no dilutive potential common shares due to the fact that the average share price during the periods was lower than the strike price of the warrants, the contingent share price thresholds for the Earnout Shares were not met during the periods, and the effect of including outstanding RSUs would have an anti-dilutive effect.
Fair Value Measurements —Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. Fair value measurements for assets or liabilities required to measured or disclosed at fair value are classified and disclosed in one of the following three categories:

Level 1:	Quoted prices in active markets for identical assets or liabilities

Level 2:	Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3:	Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
Recently Adopted Accounting Pronouncements — In August 2018, the FASB issued Accounting Standards Update ("ASU") 2018-15, “Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract”. This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 is effective for annual periods beginning after December 15, 2020 and interim periods within those annual periods beginning after December 31, 2021, with early adoption permitted. The amendments in this ASU should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company early adopted ASU 2018-15 effective April 1, 2021. As the Company had no implementation costs incurred related to a cloud computing arrangement prior to that date, there was no impact on the retrospective periods. For the three months ended September 30, 2021, the Company capitalized $0.2 million of development cost related to a SAP cloud computing arrangement that will be amortized over the noncancellable service contract period of five years beginning in June 2021.
Recently Issued Accounting Pronouncements — In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right of use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The amendments in this ASU are effective for fiscal years beginning after December 15, 2021. Additionally, in July 2018, the FASB issued ASU 2018-11, Leases: Targeted Improvements (“ASU 2018-11”), which provided an alternate transition method by allowing entities to initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The adoption of the standard will impact the balance sheet requiring the Company to record an operating lease liability for the present value of the remaining lease payments on the date of transition and a right-of-use asset equal to the operating lease liability adjusted for any deferred rent, prepaid rent expense and lease intangibles. The Company does not expect there to be any impact on the consolidated statements of operations and comprehensive loss as the rent expense for operating leases will continue to be on a straight-line basis under the new standard.
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. This ASU is intended to simplify various aspects related to accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifying certain aspects of the current guidance to promote consistency among reporting entities. ASU 2019-12 is effective for annual periods beginning after December 15, 2021, with early adoption permitted. An entity that elects early adoption must adopt all the amendments in the same period. Most amendments within this ASU are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company does not expect this standard to have a material impact on its financial statements.
In August 2018, the FASB issued ASU No. 2018-14, “Compensation-Retirement Benefits-Defined Benefit Plans-General (Subtopic 715-20) Disclosure Framework”. The amendments in this update remove disclosures that no longer are considered cost beneficial, clarify the specific requirements of disclosures, and add disclosure requirements identified as relevant. The amendments in this update are effective for fiscal years ending after December 15, 2021 with early adoption permitted. The Company does not expect this standard to have a material impact on its financial statements.
7. PROPERTY, PLANT AND EQUIPMENT
Property and equipment consisted of the following (in thousands):

	Successor	Predecessor
	September 30, 2021	December 31, 2020
Construction in progress:
Buildings	$—	$83,445
Machinery and equipment	71,220	47,000
Total construction in progress	71,220	130,445
Buildings	113,893	—
Land	1,859	1,243
Site Improvements	1,203	—
Leasehold improvements	1,906	—
Machinery and equipment	2,345	247
Computer hardware	339	—
Furniture and fixtures	201	37
Vehicles	188	42
Subtotal	193,154	132,014
Accumulated depreciation	(418)	(106)
Net property, plant and equipment	$192,736	$131,908

There was no property, plant and equipment for the Successor as of December 31, 2020.
The Company has no capital leases.
Depreciation related to property, plant and equipment for the periods presented was as follows (in thousands):

Successor			Predecessor
Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	For the period from August 20, 2020 through September 30, 2020	Three Months Ended September 30, 2020	For the period from January 1, 2021 through June 25, 2021	Nine Months Ended September 30, 2020
$384	$418	$—	$12	$23	$35
8. LEASES
On January 16, 2021, the Company commenced an operating lease for an office building that will expire on December 31, 2023. In conjunction with the closing of the SERES Asset Purchase on June 25, 2021, the Company entered into a sublease for the land adjacent to the ELMS Facility, which functions as a parking lot for the ELMS Facility. Operating lease expense for the periods presented was as follows (in thousands):

Successor			Predecessor
Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	For the period from August 20, 2020 through September 30, 2020	Three Months Ended September 30, 2020	For the period from January 1, 2021 through June 25, 2021	Nine Months Ended September 30, 2020
$85	$208	$—	$18	$35	$54
9. INTANGIBLE AND OTHER ASSETS (SUCCESSOR)
Intangible and other assets of the Successor consisted of the following (in thousands):

	Successor
	September 30, 2021	December 31, 2020
IP license intangible	$5,948	$—
Favorable lease intangible	151	—
Computer software and website development costs	96	39
Subtotal	6,195	39
Accumulated amortization	(813)	(1)
Intangible assets, net	5,382	38
Service contract asset, net	742	—
Intangible and other assets, net	$6,124	$38
Amortization expense related to intangible assets, excluding the favorable lease intangible, was $758 thousand and $812 thousand for the three and nine months ended September 30, 2021, respectively.
The amortization of the service contract and related development costs included in IT expense was $14 thousand for the nine months ended September 30, 2021. The current portion of the service contract of $0.2 million, representing the amount expected to be amortized to expense over the next 12 months is reported in prepaid expenses and other current assets.
There were no intangible or other assets for the Predecessor.
10. INCOME TAXES

As the Successor and Predecessor have not generated any taxable income since inception, the net deferred tax assets were fully offset by valuation allowances and no benefit from federal or state income tax has been included in the condensed consolidated statements of operations and comprehensive loss.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not that the deferred tax assets will not be realized; accordingly, a valuation allowance has been established for the full amount of the deferred tax assets.

As of September 30, 2021, there were no unrecognized tax benefits. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months. The Company currently has no federal or state tax examinations in progress nor has it had any federal or state tax examinations since its inception. As a result, all of the Company’s net operating loss carryforwards are subject to federal and state tax examination.
11. CONVERTIBLE PROMISSORY NOTES (SUCCESSOR)
On December 10, 2020, ELM issued the ELM Convertible Notes, which would have matured on June 10, 2022, to certain investors. The principal amount of $25 million accrued interest at the rate of 0.15% per annum. Unpaid interest (“PIK Interest”) was capitalized to the outstanding principal balance. In connection with the closing of the Business Combination, the outstanding principal of $25 million plus accrued PIK Interest of $20 thousand converted into shares of common stock, at a conversion price per share equal to the product of (i) the price per share paid by the PIPE Investors in the PIPE Investment of $10 per share multiplied by (ii) 0.90909 resulting in 2,752,223 common shares being issued by the Company.

The Company accounted for the ELM Convertible Notes as a share-settled debt based on its conclusion that the ELM Convertible Notes represented an obligation to issue a variable number of shares predominantly based on a fixed amount. As a result, the Company was accreting the carrying value to the expected settlement value over the life of the ELM Convertible Notes under the effective interest method using an accretion rate of 6.29%. Upon consummation of the Business Combination, the Company accelerated the accretion of the notes to their redemption value of $27.5 million resulting in total interest expense for the ELM Convertible Notes of $2.4 million for the nine months ended September 30, 2021.
12. SERES LAND CONTRACT OBLIGATION AND PROMISSORY NOTE (SUCCESSOR)
In conjunction with the closing of the SERES Asset Purchase, the Company is obligated to make future payments under the Land Contract and Promissory Note. The Land Contract obligation is non-interest bearing and the Promissory Note has a stated interest rate of 0.13% and both mature on April 30, 2023. The fair value of the obligations on the date of closing (June 25, 2021) were determined to be $112.4 million with an effective interest rate of 2.67%. The required principal payments under the obligations as of September 30, 2021 were as follows (in thousands):

Description	Land Contract Obligation	Promissory Note	Total Payments
19 Consecutive equal monthly installments through April 30, 2023	$3,103	$1,420	$4,523
Total principal payments under Land Contract and Promissory Note	$58,965	$26,987	$85,952
Fair value at inception	$69,612	$42,824	$112,436
The carrying values as of September 30, 2021 were as follows (in thousands):

	Land Contract Obligation	Promissory Note	Total Carrying Value
Carrying value as of September 30, 2021	$57,658	$26,428	$84,086
Less current portion due in next 12 months	(37,242)	(17,044)	(54,286)
Noncurrent	$20,416	$9,384	$29,800

13. WARRANT LIABILITIES (SUCCESSOR)
Each whole warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $11.50 per share. As of September 30, 2021, there were 8,580,375 warrants outstanding consisting of 8,396,673 public warrants, which were included in the units issued in Forum's initial public offering ("Public Warrants"), and 183,702 private placement warrants, which were included in the units issued in the concurrent private placement at the time of Forum's initial public offering ("Private Placement Warrants" and, collectively with the Public Warrants, the "warrants"). The Public and Private Placement Warrants were accounted for as liabilities and are presented as warrant liabilities on the condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statement of operations. The measurements of the warrants were based on the closing price of the Public Warrants as of September 30, 2021.
The Public Warrants may only be exercised for a whole number of shares. No fractional warrants were issued upon separation of the units issued in the initial public offering into their component parts of Public Warrants and shares of common stock. The Public Warrants became exercisable on August 21, 2021.
Redemption of warrants when the price per share of common stock equals or exceeds $18. The Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.
Redemption of warrants when the price per share of common stock equals or exceeds $10.00. The Company may redeem the outstanding warrants:

•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the fair market value of the common stock;
•if, and only if, the closing price of the common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and
•if the closing price of the common stock for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement between the Company and Continental Stock Transfer & Trust Company. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. The warrants will not be adjusted for the issuance of common stock at a price below the exercise price of the warrants Additionally, in no event will the Company be required to net cash settle the warrants upon exercise.

The Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable (except as described above under “Redemption of warrants when the price per share of common stock equals or exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.
14. EMPLOYEE BENEFIT PLANS
Defined Benefit Plan
The Company assumed the Predecessor's defined benefit plan as part of the SERES Asset Purchase. Net periodic pension costs for the periods presented consist of the following (in thousands):

	Successor			Predecessor
	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	For the period from August 20, 2020 through September 30, 2020	Three Months Ended September 30, 2020	For the period from January 1, 2021 through June 25, 2021	Nine Months Ended September 30, 2020
Service cost	$8	$9	$—	$12	$16	$37
Interest cost	1	1	—	—	2	1
Expected return on plan assets	—	—	—	—	—	—
Net periodic costs	$9	$10	$—	$12	$18	$38
Defined Contribution Plans (Predecessor)
Certain union and non-union employees of Predecessor participated in 401(k) plans. The Predecessor recorded expense for contributions to these plans related to dedicated EVAP Operations employees for the periods presented as follows (in thousand):

	Three Months Ended September 30, 2020	For the period from January 1, 2021 through June 25, 2021	Nine Months Ended September 30, 2020
Non-union 401(k)	$1	$22	$29

Union 401(k)	1	2	5
Defined contribution plan expense	$2	$24	$34
15. SHARE BASED COMPENSATION
Successor:

Under the Electric Last Mile Solutions, Inc. 2020 Incentive Plan (the “Plan”), the Company may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock RSUs, other stock-based awards, other cash-based awards, and dividend equivalents to key personnel and employees. During the nine months ended September 30, 2021, the Company issued RSUs subject to time-based or earnout and performance based requirements.

Earnout and Performance Based Restricted Stock Units

Earnout and performance based RSUs represent the right to receive a share of the Company’s common stock if service, performance, and/or market conditions, or a combination thereof, are met over a defined period. Earnout and performance based RSUs are granted at the fair market value on the date of the grant. The RSUs that contain a market condition, such as stock price milestones, are subject to a Monte-Carlo simulation model to determine the grant date fair value by simulating a range of possible future stock prices for the Company over the performance period. The grant date fair value of the market condition RSUs is recognized as compensation expense over the greater of the Monte Carlo simulation model’s derived service period and the arrangement’s explicit service period, assuming both conditions must be met.

During the quarter ended September 30, 2021, the Company granted 14,148,000 in Earnout RSUs that entitle the holder to receive half of the common shares of the Company granted if, during a 36-month period, the closing price of the common stock for any 20 trading days in any 30 consecutive day trading period exceeds $14.00 and the other half of the common shares of the Company granted if, during a 36-month period, the closing price of the common stock for any 20 trading days in any 30 consecutive day trading period exceeds $16.00 per share. A third-party valuation expert was engaged to complete a Monte Carlo simulation to account for the market condition. That simulation takes into account the beginning stock price of the Company’s common stock, the expected volatilities for the Company’s stock price and the expected risk-free rate of return. The single grant-date fair value computed by this valuation method is recognized by the Company in accounting for the awards regardless of the actual future outcome of the market condition.

RSUs subject to performance conditions, such as operational milestones, are measured on the grant date, the total fair value of which is calculated as the product of the number of RSUs and the grant date stock price. Compensation expense for RSUs with a performance condition is recorded each period based upon a probability assessment of the expected outcome of the performance metric with a final adjustment upon measurement at the end of the performance period.

The following table summarizes the Company's unvested earnout and performance based RSU activity:

	Number of shares	Weighted average grant date fair value	Aggregate fair value
Unvested as of December 31, 2020	—
Granted	16,435,250	4.43	$68,635
Vested	—
Forfeited/Cancelled	—
Unvested as of September 30, 2021	16,435,250	4.43

Time Based Restricted Stock Units

Time based RSUs represent the right to receive a share of the Company’s company stock based on time-based vesting.
Time based RSUs are granted at the fair market value on date of grant.

The following table summarizes the Company's unvested time based RSU activity:

	Number of shares	Weighted average grant date fair value	Aggregate fair value
Unvested as of December 31, 2020	—
Granted	2,287,250	7.96	$18,210
Vested	—
Forfeited/Cancelled	—
Unvested as of September 30, 2021	2,287,250	7.96

Stock based compensation expense for all RSUs is as follows for the three and nine months ended September 30. 2021:

Research and development expense	$472
General and administrative expense	4,639
Total	$5,111

The Company's total unrecognized compensation cost for all unvested RSUs as of September 30, 2021 was $72.4 million, which will be adjusted for future forfeitures, if any. The Company expects to recognize such cost over the 30 month period.
Predecessor:
Certain employees of the EVAP Operations were covered by the SF Motors 2018 Stock Option Plan. The stock option compensation expense has been derived from the equity awards granted by SERES to employees of EVAP Operations who are specifically identified in the plan as well as an allocation of expenses related to corporate employees of SERES. The compensation expense is based on the fair value of stock options recognized over the requisite service period of the individual grantee, which equals the vesting period.
The SERES options expire ten years from the date of grant. Share options granted generally vest over either 42 or 48 months. The options vest 25% on the one-year anniversary of the date of grant with the remaining balance vesting equally on a monthly basis over the remaining vesting term. Upon termination of employment, SERES employees have 90 days to exercise any vested options before the options are forfeited and cancelled. SERES’s policy is to recognize forfeitures as they occur.
No options were granted during the period from January 1, 2021 through June 25, 2021 or the nine months ended September 30, 2020. Share based compensation expense for the Predecessor periods were as follows (in thousands):

Predecessor
Three Months Ended September 30, 2020	For the period from January 1, 2021 through June 25, 2021	Nine Months Ended September 30, 2020
$19	$25	$75
Upon consummation of the SERES Asset Purchase, SERES terminated the employment of all participants and none of the awards were exercised.
16. FAIR VALUE MEASUREMENTS (SUCCESSOR)
The following table presents information about the Company’s assets that were measured at fair value on a recurring basis at September 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value (in thousands):

Description	Level	September 30, 2021	December 31, 2020
Assets:
Cash and cash equivalents - Money Market Funds	1	$139,014	$20,000
Liabilities:
Warrant Liabilities - Public Warrants	1	$13,938	$—
Warrant Liabilities - Private Placement Warrants	2	$305	$—

Money market funds are valued at the closing price reported by the fund sponsor from an actively traded exchange, which are included in cash equivalents and Level 1 fair value measurements.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the nine months ended September 30, 2021.
The following table presents information about the Company’s financial instruments that were not measured at fair value at September 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to estimate such fair value (in thousands):

Description	Level	September 30, 2021	December 31, 2020
Liabilities:
SERES Land Contract Obligation and Promissory Note	3	$84,086	$—
ELM Convertible Notes	3	$—	$25,411
The carrying values of cash and cash equivalents, other current assets, accounts payable, and accrued liabilities approximate fair value due to their short maturities. We believe the Land Contract and Promissory Note obligations carrying value approximates fair value as there is not expected be a significant change from the initial recording of the obligations at fair value on June 25, 2021 less payments made up to September 30, 2021.
17. COMMITMENTS AND CONTINGENCIES
Sampling results received in 2020 related to a groundwater investigation at the ELMS Facility indicated chromium contamination is present in the groundwater. The source of the chromium contamination is unknown, and EVAP Operations did not use, store or dispose of chromium during its period of ownership or operation. The Indiana Department of Environmental Management (“IDEM”) and the United States Environmental Protection Agency (“USEPA”) have received the sampling results. IDEM and USEPA have not made any specific requests or demands for additional investigation of the plant, but additional discussions with IDEM and USEPA are anticipated. In the pending investigation, IDEM and USEPA have threatened a potential enforcement action to compel further investigation or remediation. The potential loss is currently neither probable nor reasonably estimable.
18. SHAREHOLDERS’ EQUITY (DEFICIT)
Successor:
The Company is authorized to issue two classes of stock to be designated as common stock and preferred stock as follows:

Preferred Stock — The Company is authorized to issue 100,000,000 shares of preferred stock with a par value of $0.0001 per share. The Company’s board of directors is authorized to issue one or more series of preferred stock, setting forth with respect to each series: the number of shares to be included in such series, the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. There are no preferred shares issued or outstanding.
Common Stock — The Company is authorized to issue 1,000,000,000 shares of common stock with a par value of $0.0001 per share. As of September 30, 2021, the Company had 5,250,000 shares held in escrow, consisting of 5,000,000 Earnout Shares and 250,000 shares held for any downward post-closing purchase price adjustment in connection with the Business Combination. The shares held in escrow are considered issued, but not outstanding as presented in the condensed consolidated balance sheet and for the calculation of earnings per share. Subsequent to September 30, 2021, shares held in escrow are to be released to the ELM shareholders.
Predecessor:
    The Predecessor financial statements are prepared on a carve-out basis to present a portion of the business of SERES, which does not constitute a separate legal entity and therefore has no legal equity, therefore the net assets of the Predecessor have been presented as Predecessor parent's net investment.
19. RELATED PARTY TRANSACTIONS
Successor:

On June 23, 2021, an entity controlled by Jason Luo sold 6,097 common shares of ELM back to ELM for the original purchase price of $10.00 per share or a total of $61 thousand, prior to and in connection with the issuance of 5,000,000 shares of the Company's common stock to SERES upon the closing of the Business Combination pursuant to the SERES Asset Purchase Agreement. This transaction was presented in the condensed consolidated statement of changes in shareholders’ equity (deficit).

Predecessor:
Corporate allocations and employee benefits - The Predecessor has not historically operated as a separate company and had various relationships with SERES whereby SERES provided services to EVAP Operations. SERES provided EVAP Operations with certain services, including, but not limited to, corporate executives, finance, human resources, information technology, legal affairs, office operations, project management office, and supply chain as well as other general support. The condensed financial statements of the Predecessor reflect an allocation of these costs reported in general and administrative expenses. When specific identification was not practicable, a proportional cost method was used, primarily based on headcount. Corporate allocations include support from Santa Clara and Auburn Hills. Certain employees of the Predecessor participated in the SERES defined benefit, defined contribution and share based compensation plans.

The corporate allocations and other related party transactions reported in the Predecessor period can be summarized as follows (in thousands):

	Three Months Ended September 30, 2020	For the period from January 1, 2021 through June 25, 2021	Nine Months Ended September 30, 2020
Corporate allocations	$789	$143	$2,039
Sokon SAP license allocations	$11	$21	$33
Defined contribution plan expense	$1	$24	$34
Defined benefit plan expense	$13	$17	$38
Share based compensation expense	$78	$25	$134
Centralized Cash Management — As SERES used a centralized cash management system, all allocated costs and expenses have been deemed to have been paid by the Predecessor to SERES in the year in which costs were incurred. This resulted in changes in Predecessor parent’s net investment of $0.4 million for the period from January 1, 2021 through June 25, 2021 and $(0.1) million for the nine months ended September 30, 2020.
20. SUBSEQUENT EVENT

On October 13, 2021, the Company reached an agreement with Contemporary Amperex Technology Co., Limited to supply batteries and secure production capacity needed for its all-electric Class 1 Urban Delivery commercial vehicle.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this report to “we,” “us,” “our,” and the “Company” refer to the business and operations of Electric Last Mile Solutions, Inc. (f/k/a Forum Merger III Corporation) and its consolidated subsidiary, Electric Last Mile, Inc. Unless the context otherwise requires, references in this report to “ELM” are intended to refer specifically to Electric Last Mile, Inc., which is a consolidated subsidiary of the Company. All references to “Forum” refer to the Company before the closing of the Business Combination. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Notes to the Condensed Consolidated Financial Statements included elsewhere in this report.

Cautionary Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of present or historical fact included in this Quarterly Report on Form 10-Q, including statements regarding our future financial performance, strategy, operations, operating results, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements also include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “might,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “possible,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain such identifying terms. Forward-looking statements in this report may include, for example, statements about:

•our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably;
•our financial and business performance following the Business Combination, including financial projections and business metrics;
•our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•developments and projections relating to our competition and industry;
•our business, expansion plans and opportunities;
•our ability to profitably expand into new markets;
•our ability to execute our business model, including market acceptance of our planned products and services;
•our ability to realize our projected timelines and cost and volume targets for the production, launch and ramp up of production of our vehicles and the modification of our manufacturing facility;
•our ability to obtain customers, obtain product orders, and convert our non-binding pre-orders into binding orders or sales;
•our ability to implement our business plans and strategies;
•our ability to raise capital in the future; and
•our ability to address other factors detailed in this report in the section entitled “Risk Factors”.

We have based these forward-looking statements on our current expectations, assumptions, beliefs, estimates, projections, intentions and strategies regarding future events and on currently available information as to the outcome and timing of future events. While we believe these expectations, assumptions, beliefs, estimates, projections, intentions and strategies are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. Actual results and timing of certain events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section entitled “Risk Factors” in this report. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements, which speak only as of the date of this report. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report, except as may be required under applicable securities laws.

Management’s discussion and analysis of financial condition and results of operations is provided as a supplement to our unaudited condensed consolidated financial statements and accompanying notes to help provide an understanding of our financial condition, the changes in our financial condition and our results of operations.

This discussion and analysis should be read in conjunction with the unaudited condensed consolidated financial statements and the notes thereto contained elsewhere in this report.

Overview

We are a former blank check company incorporated in June 2019 under the name Forum Merger III Corporation as a Delaware corporation, and we were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. We completed our initial public offering on August 21, 2020. As discussed in more detail below, on June 25, 2021, we completed the previously announced business combination with Electric Last Mile, Inc. (also referred to herein as “ELM”), a private company, and Electric Last Mile, Inc. completed the acquisition of certain assets of EVAP Operations as required by the Merger Agreement and as contemplated by the SERES Asset Purchase Agreement.

We are a commercial electric vehicle solutions company founded for the purpose of designing, engineering, manufacturing and customizing electric “last mile” delivery and utility vehicles. According to the Electric Last Mile Solutions Market Study by Strategy&, over half of the total delivery cost for shipped packages is incurred in the last mile portion of the delivery. Our planned products are being designed with the goal of providing cost-effective, reliable and customized solutions for customers engaged in the last mile delivery of goods and services, with an anticipated lower cost of ownership as compared to competing internal combustion engine ("ICE") models. We launched our first product, the Urban Delivery vehicle during the current period, and expect to launch the on-road version in December, which will solidify our first-mover status in the Class 1 commercial vehicle segment in the U.S. market.

During the nine months ended September 30, 2021, the Company executed a Firm Order Agreement (the “Agreement”) with Randy Marion Isuzu, LLC dba Randy Marion ELMS, a North Carolina limited liability company (“Randy Marion”), for the purchase by Randy Marion of certain electric urban delivery and urban utility vehicles, including a Class 1 electric urban delivery vehicle. Pursuant to the Agreement, Randy Marion will purchase and ELM will sell to Randy Marion a total of not less than 6,000 of the initial 8,000 Vehicles manufactured and produced by the Company (the “First Order Requirement”). In connection with the execution of the Agreement, Randy Marion issued a purchase order for 1,000 Vehicles. Pursuant to the Agreement, Randy Marion is required to issue another purchase order for at least 1,000 Vehicles on or before November 15, 2021 and all additional purchase orders required to fulfill the First Order Requirement must be issued by February 28, 2022. In the event that the Company has outstanding orders, in aggregate, for more than 2,000 Vehicles from other dealers before the completion of its manufacturing and production of its first 8,000 Vehicles, Randy Marion is required to issue purchase orders to fulfill the remainder of the First Order Requirement within three business days of receiving written notice from the Company. The Agreement expires upon the earlier of: (a) the First Order Requirement being satisfied or (b) December 31, 2022, unless it is terminated early. Upon the expiration or termination of the Agreement, Randy Marion has a right, for a period of one year, to sell back to the Company: (i) any new, unused, and undamaged Vehicles with less than 500 miles, then unsold in Randy Marion’s inventory, (ii) new, unused, and undamaged parts and accessories, contained in the original packaging, and (iii) special service tools recommended by the Company that are designed to service the Vehicles.

We have adjusted our anticipated production volume for 2021 to approximately 300 to 500. Factors contributing to the adjustment include: COVID-19 related impacts such as manufacturing delays, industry-wide supply chain issues and logistics challenges, and the availability of raw materials and cargo containers needed to transport vehicle components. In addition, in the short term, we have adjusted our gross margin projections for the remainder of the year to low single digits in order to account for supply chain issues, logistics challenges, and reduced availability of cargo containers needed to transport vehicle components. Furthermore, as a result of industry-wide supply chain issues and logistics challenges, we will increase our Manufacturer’s Suggested Retail Price of our Urban Delivery to account for higher costs.

Our core mission is to transform the last mile commercial delivery business by meeting the needs and value considerations of customers who operate in the last mile segment. With the rise of e-commerce, this segment has experienced growing demand for electric vehicles that provide practical and cost-effective solutions to the issues facing the segment which include, but are not limited to, how to optimize delivery, efficiency and cost.

We believe that our in-house engineering expertise in vehicle integration, U.S. safety compliance and homologation, electric powertrain engineering, data connectivity, vehicle customization, and manufacturing will provide us with a differentiated capability to bring reliable and customizable electric vehicles to the U.S. market. We plan to use existing components and platforms from other vehicle manufacturers as the foundation for our vehicle designs for our first products, and source various subsystems and componentry from a variety of suppliers to assemble our own, unique electric vehicles. Our design and engineering team will focus on the design, efficacy and safety of our vehicles and the adaptation of the chosen platforms and components for use in our vehicles. We believe that designing our vehicles around existing vehicle components and platforms will enable us to bring our electric delivery vehicles to the U.S. market on an accelerated timescale compared to manufacturers of competitive vehicles.

Currently, we are focused on bringing to market delivery and utility vehicles. We believe that our current design for the Urban Delivery will appeal to vehicle purchasers and end customers who typically purchase in either or both the Class 1 (vehicles with a maximum gross vehicle weight of 6,000 lbs) and Class 2 (vehicles with a maximum gross weight between 6,001 and 10,000 lbs) commercial vehicle segments. Similarly, we expect that our second commercial vehicle, the Urban Utility, will appeal to vehicle purchasers and end customers in both the Class 2 and Class 3 (vehicles with a maximum gross vehicle weight between 10,001 and 14,000 lbs) commercial vehicle segments. We are working closely with our suppliers to bring the Urban Utility vehicle to market. We have engaged potential customers who have registered interest to schedule trials or test events.

We also aim to provide digital and customization solutions to our potential customers to maximize fleet efficiency and lower total cost of ownership as compared to our ICE and electric vehicle competitors. We seek to develop a differentiated, customer-specific suite of digital and productivity solutions as well as customized vehicles through the integration of vehicle upfitting during our production process.

Business Combination and Asset Purchase

On June 25, 2021 (the “Closing Date”), Forum consummated the previously announced transactions contemplated by that certain Agreement and Plan of Merger, dated December 10, 2020 and amended on May 7, 2021 (as amended, the “Merger Agreement”), by and among Forum, ELMS Merger Corp., a Delaware corporation and then a wholly owned subsidiary of Forum (“Merger Sub”), Electric Last

Mile, Inc., a Delaware corporation (“ELM”), and Jason Luo, in the capacity as the initial stockholder representative of ELM. Pursuant to the Merger Agreement, on the Closing Date, Merger Sub merged with and into ELM and the separate corporate existence of Merger Sub ceased and ELM continued as the surviving entity, becoming a wholly owned subsidiary of the Company (this transaction and the other transactions contemplated by the Merger Agreement are collectively referred to herein as the “Business Combination”).

In addition, on June 25, 2021, in connection with the completion of the Business Combination, ELM closed on the purchase of certain real property located at 12900 McKinley Highway, Mishawaka, Indiana, including the improvements thereon and the tangible personal property, pursuant to an Agreement of Purchase and Sale (the “SERES Asset Purchase Agreement”), dated April 9, 2021, between ELM and SF Motors, Inc. (d/b/a SERES) (“SERES”). The aggregate cash consideration under the SERES Asset Purchase Agreement was $145 million, plus the assumption of a pension obligation. The SERES Asset Purchase Agreement also required the delivery of 5,000,000 shares of the Company’s common stock to SERES, which has been considered part of the asset purchase consideration as the shares are not in settlement of a preexisting relationship.

Accounting Treatment and Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization, with the Company treated as the “acquired” company for financial reporting purposes based on ELM shareholders having a majority of the voting power of the Company, ELM having the authority to appoint the majority of the directors on the board of directors, and senior management of ELM comprising all of the senior management of the Company. Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of ELM, with the acquisition being treated as the equivalent of ELM issuing stock for the net assets of the Company, accompanied by a recapitalization. As a result of ELM being the accounting acquirer, all historical financial information presented in the consolidated financial statements for the Successor periods represents the accounts of ELM. For historical periods prior to the Business Combination, common stock, additional paid-in capital, shares and net loss per common share have been adjusted to reflect the exchange ratio established in the Business Combination.

On June 25, 2021, in connection with the completion of the Business Combination, ELM completed its acquisition of the Mishawaka, Indiana manufacturing facility (the “ELMS Facility”), which comprises the Electric Vehicle Assembly Plant Operations (“EVAP Operations”). EVAP Operations was a wholly owned component of SERES primarily consisting of the ELMS Facility retooled to manufacture electric passenger vehicles. This acquisition is also referred to as the “SERES Asset Purchase” in this report. To support the acquisition of EVAP Operations, ELM also entered into agreements to use certain intellectual property of SERES, procure the supply of inventory from Chongqing Sokon Motor (Group) Imp. & Exp. Co., Ltd. (“Sokon”), an affiliate of SERES, and other arrangements consisting of know-how to manufacture electric commercial vehicles for the North American region and to operate the EVAP Operations on a standalone basis.

These transactions drove, among other things, a significant increase in our balance sheet including cash and cash equivalents, restricted cash, property, plant and equipment, intangible assets, liabilities and equity. The depreciation and amortization of the acquired assets is expected to materially increase our operating expenses in the future. We became a public operating company as a result of the Business Combination and will need to continue to hire personnel and incur costs that are necessary and customary for our operations as a public company, which is expected to contribute to higher operating expenses in the near term. In addition, we plan to modify the ELMS Facility for electric commercial vehicle manufacturing and upfitting, which will require additional capital expenditures and resources not included in the Predecessor periods.

The Company’s condensed consolidated financial statements and certain note presentations for the periods prior to June 25, 2021 are presented in two distinct periods to indicate the application of a different basis of accounting between EVAP Operations (the “Predecessor”) and ELM (the “Successor”). The Predecessor period represents the presentation of EVAP Operations up to the date of the SERES Asset Purchase on June 25, 2021. The Successor period represents the presentation of ELM from the applicable periods subsequent to its inception on August 20, 2020. The condensed consolidated financial statements of the Company included elsewhere in this report include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable. The condensed consolidated financial statements of the Company as of and for the period ended September 30, 2021 reflect the allocation of the purchase consideration to the tangible and intangible assets acquired from SERES, including the primary assets of EVAP Operations . The financial statements of the Predecessor reporting for the period through June 25, 2021 are presented on the basis of SERES historical costs. The Successor reporting period overlaps the Predecessor reporting for the period from August 20, 2020 through June 25, 2021, during which time ELM was formed to raise capital, including through the completion of the Business Combination to facilitate the purchase of the EVAP Operations from SERES. The Predecessor and the Successor are referred to herein as the “Company”.

COVID-19

We continue to monitor the latest developments regarding the COVID-19 pandemic and its impact on our business, operations, financial condition, and results of operations. Since our formation, we continue to increase employment levels of personnel to support our operations that, as of and through September 30, 2021, have been largely administrative in nature and have focused on vehicle engineering, procuring suppliers, and preparing for necessary capital expenditures in the Mishawaka manufacturing facility. Due to the travel restrictions imposed globally, our ability to collaborate with our suppliers, many of whom are international, has been impacted. We continue to monitor for new developments related to the COVID-19 pandemic, which are unpredictable. Future COVID-19 developments could result in additional impacts on our business, operations, financial condition, and results of operations. We are experiencing disruption from the industry-wide supply chain and logistics challenges and it is impacting our business, operations, financial condition, and results of operations. If demand for our products is ultimately significantly reduced or does not reach anticipated levels as a result of the COVID-19 pandemic, we could experience an adverse impact on our business, operations, financial condition, and results of operations.

Results of Operations

Our results of operations are discussed in two separate sections: (1) Successor Results of Operations and (2) Predecessor Results of Operations. The Successor Results of Operations represent the results of operations of ELM from the applicable periods subsequent to its inception on August 20, 2020 through September 30, 2021, including the closing of the Business Combination and the SERES Asset Purchase on June 25, 2021. The Predecessor Results of Operations represent the results of operations of EVAP Operations up to the date of the closing of the SERES Asset Purchase on June 25, 2021.

	Successor			Predecessor
In thousands	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	For the period from August 20, 2020 through September 30, 2020	Three Months Ended September 30, 2020	For the period from January 1, 2021 through June 25, 2021	Nine Months Ended September 30, 2020
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
REVENUE	$136	$136	$—	$—	$—	$—
COST OF REVENUE	134	134	—	—	—	—
Gross margin	2	2	—	—	—	—
OPERATING EXPENSES:
Research and development expense	5,642	8,381	—	—	—	—
General and administrative expense	16,699	24,553	—	1,916	1,619	6,040
Total operating expenses	22,341	32,934	—	1,916	1,619	6,040
LOSS FROM OPERATIONS	(22,339)	(32,932)	—	(1,916)	(1,619)	(6,040)
Interest expense	(656)	(3,126)	—	—	—	—
Gain on change in fair value of warrant liabilities	5,204	6,149	—	—	—	—
Other income (expense), net	12	16	—	(26)	(2)	(27)
LOSS BEFORE INCOME TAXES	(17,779)	(29,893)	—	(1,942)	(1,621)	(6,067)
Income tax benefit	—	—	—	—	—	—
NET LOSS AND COMPREHENSIVE LOSS	$(17,779)	$(29,893)	$—	$(1,942)	$(1,621)	$(6,067)

Basic and diluted loss per share	$(0.15)	$(0.31)	$—

Successor Results of Operations - Comparison of Three Months Ended September 30, 2021 to the Period from August 20, 2020 through September 30, 2020

The Successor unaudited condensed statement of operations for the three months ended September 30, 2021 and the period from August 1,2020 through September 30, 2020 is presented below (in thousands):

	Successor
	Three Months Ended September 30, 2021	For the period from August 20, 2020 through September 30, 2020	Increase (Decrease)
	Unaudited	Unaudited	$ Change
REVENUE	$136	$—	136
COST OF REVENUE	134	—	134
Gross margin	2	—	2
OPERATING EXPENSES:
Research and development expense	5,642	—	5,642
General and administrative expense	16,699	—	16,699
Total operating expenses	22,341	—	22,341
LOSS FROM OPERATIONS	(22,339)	—	(22,339)
Interest expense	(656)	—	(656)
Gain on change in fair value of warrant liabilities	5,204	—	5,204
Other income (expense), net	12	—	12
LOSS BEFORE INCOME TAXES	(17,779)	—	(17,779)
Income tax benefit	—	—	—
NET LOSS AND COMPREHENSIVE LOSS	$(17,779)	$—	$(17,779)

Basic and diluted loss per share	$(0.15)	$—	$(0.15)

Revenue
For the three months ended September 30, 2021, revenue was $0.1 million. The increase in revenue was due to sale of 5 units from our production of the Urban Delivery vehicles under an agreement with Randy Marion.

Cost of revenue
For the three months ended September 30, 2021, cost of revenue was $0.1 million and consisted of costs associated with the sold Urban Delivery vehicles. Cost of revenue has been negatively impacted by higher shipping costs and higher cost of raw materials and supply constraints for key components. There was no activity for the period from August 20, 2020 through September 30, 2020.

Research and development expense

For the three months ended September 30, 2021, research and development expense was $5.6 million and consisted of development services, testing, prototype and sample expenses, as well as the related personnel expenses including $0.5 million in share-based compensation.

General and administrative expense

For the three months ended September 30, 2021, general and administrative expense was $16.7 million and primarily consisted of $10.7 million in personnel expenses, including $4.6 million in share based compensation, as well as legal fees, consulting fees, and marketing expenses. There was no activity for the period from August 20, 2020 through September 30, 2020.

Interest expense

For the three months ended September 30, 2021, interest expense was $0.7 million and consisted of interest attributable to the obligations under the SERES Asset Purchase Agreement. There was no activity for the period from August 20, 2020 through September 30, 2020.

Gain on change in fair value of warrant liabilities

For the three months ended September 30, 2021, the gain in fair value of the warrant liabilities was $5.2 million. This represents the change in the fair value of the warrants from June 30, 2021 through September 30, 2021. There was no activity for the period from August 20, 2020 through September 30, 2020.

Other income (expense), net

For the three months ended September 30, 2021, other income primarily consisted of dividend income from money market funds.

Successor Results of Operations - Comparison of the Nine Months Ended September 30, 2021 to the Period from August 20, 2020 through September 30, 2020

The Successor unaudited condensed statement of operations for the nine months ended September 30, 2021 and the period from August 1,2020 through September 30, 2020 is presented below (in thousands):

	Successor
	Nine Months Ended September 30, 2021	For the period from August 20, 2020 through September 30, 2020	Increase (Decrease)
	Unaudited	Unaudited	$ Change
REVENUE	$136	$—	136
COST OF REVENUE	134
Gross margin	2
OPERATING EXPENSES:
Research and development expense	8,381	—	8,381
General and administrative expense	24,553	—	24,553
Total operating expenses	32,934	—	32,934
LOSS FROM OPERATIONS	(32,932)	—	(32,932)
Interest expense	(3,126)	—	(3,126)
Gain on change in fair value of warrant liabilities	6,149	—	6,149
Other income (expense), net	16	—	16
LOSS BEFORE INCOME TAXES	(29,893)	—	(29,893)
Income tax benefit	—	—	—
NET LOSS AND COMPREHENSIVE LOSS	$(29,893)	$—	$(29,893)

Basic and diluted loss per share	$(0.31)

Revenue
For the nine months ended September 30, 2021, revenue was $0.1 million. The increase in revenue was due to sale of 5 units from our production of the Urban Delivery vehicles under an agreement with Randy Marion.

Cost of revenue
For the nine months ended September 30, 2021, cost of revenue was $0.1 million and consisted of costs associated with the sold Urban Delivery vehicles. Cost of revenue has been negative impacted by higher shipping costs and higher cost of raw materials and supply constraints for key components. There was no activity for the period from August 20, 2020 through September 30, 2020.

Research and development expense

For the nine months ended September 30, 2021, research and development expense was $8.4 million and consisted of development and testing services, as well as prototype, sample and related personnel expenses, including $0.5 million in share-based compensation.

General and administrative expense

For the nine months ended September 30, 2021, general and administrative expense was $24.6 million and primarily consisted of payroll and payroll related expense, legal and consulting fees, as well as marketing expenses.

Interest expense

For the nine months ended September 30, 2021, interest expense was $3.1 million and consisted of interest on ELM Convertible Notes of $2.4 million, with the remaining interest of $0.7 million attributable to the obligations from the SERES Asset Purchase. The interest on the ELM Convertible Notes was accelerated upon the conversion in conjunction with the Business Combination. There was no activity for the period from August 20, 2020 through September 30, 2020.
Gain on change in fair value of warrant liabilities

For the nine months ended September 30, 2021, the change in the fair value of the warrant liabilities was $6.1 million. This represents the change in the fair value of the warrants from the initial measurement on June 25, 2021 as part of the Business Combination through September 30, 2021. There was no activity for the period from August 20, 2020 through September 30, 2020.

Other income (expense), net

For the nine months ended September 30, 2021, other income primarily consisted of dividend income from money market funds. There was no activity for the period from August 20, 2020 through September 30, 2020.

Predecessor Results of Operations for the Three Months Ended September 30, 2020

The Predecessor unaudited condensed statement of operations for the ended September 30, 2020 are presented below (in thousands):

Predecessor
Three Months Ended September 30, 2020
Unaudited
REVENUE	$—
COST OF REVENUE	—
Gross margin	—
OPERATING EXPENSES:
Research and development expense	—
General and administrative expense	1,916
Total operating expenses	1,916
LOSS FROM OPERATIONS	(1,916)
Other income (expense), net	(26)
LOSS BEFORE INCOME TAXES	(1,942)
Income tax benefit	—
NET LOSS AND COMPREHENSIVE LOSS	$(1,942)

General and administrative expense

General and administrative expense was $1.9 million for the three months ended September 30, 2020 and primarily consisted of payroll and payroll related expense as well as corporate allocation costs. Upon acquisition of substantially all of the assets and liabilities of Predecessor as of June 25, 2021 subsequent to this date Predecessor ceased to exist and as such, there is no financial statement activity for the three months ended September 30, 2021.

Other income (expense), net

Other expense (income) primarily consisted of periodic pension costs and post retirement related expenses for the three months ended September 30, 2020 offset by expected return on plan assets.

Predecessor Results of Operations - Comparison of the Period from January 1, 2021 through June 25, 2021 to the Nine Months Ended September 30, 2020

The Predecessor unaudited condensed statement of operations for the period from January 1, 2021 through June 25, 2021 and the nine months ended September 30, 2020 are presented below (in thousands):

	Predecessor
	For the period from January 1, 2021 through June 25, 2021	Nine Months Ended September 30, 2020	Increase (Decrease)
	Unaudited	Unaudited	$ Change	% Change
REVENUE	$—	$—	$—	—%
COST OF REVENUE			—	—%
Gross margin	—	—	—	—%
OPERATING EXPENSES:
General and administrative expense	1,619	6,040	(4,421)	(73)%
Total operating expenses	1,619	6,040	(4,421)	(73)%
LOSS FROM OPERATIONS	(1,619)	(6,040)	4,421	(73)%
Other income (expense), net	(2)	(27)	25	(94)%
LOSS BEFORE INCOME TAXES	(1,621)	(6,067)	4,446	(73)%
Income tax benefit	—	—	—	—%
NET LOSS AND COMPREHENSIVE LOSS	$(1,621)	$(6,067)	$4,446	(73)%

General and administrative expense

General and administrative expense decreased by 4.4 million or 73%, from $6.0 million for the nine months ended September 30, 2020 to $1.6 million for the period from January 1, 2021 through June 25, 2021. General and administrative expenses of $6.0 million for the nine months ended September 30, 2020 is comprised of mainly of personnel related expense, facility related expense, and corporate allocated costs. General and administrative expense of $1.6 million for the period from January 1, 2021 through June 25, 2021 primarily consisted of payroll and payroll related expense, legal expenses, and facility related expenses.

Other income (expense), net

Other income (expense), net decreased by $25 thousand from $27 thousand for the nine months ended September 30, 2020 to $2 thousand for the period from January 1, 2021 through June 25, 2021. Other income (expense), net primarily consisted of periodic pension costs offset by expected return on assets for the nine months ended September 30, 2020 and for the period from January 1, 2021 through June 25, 2021.

Liquidity and Capital Resources

Our liquidity and capital resources are discussed in four separate sections below: (1) Successor Cash Flows, (2) Predecessor Cash Flows, (3) Indebtedness, and (4) Contractual Obligations. The Successor Cash Flows represent the cash flows of ELM from the applicable periods subsequent to its inception on August 20, 2020 through September 30, 2021, including the closing of the Business Combination and the SERES Asset Purchase. The Predecessor Cash Flows represent the cash flows of EVAP Operations up to the date of the closing of the SERES Asset Purchase on June 25, 2021. The Indebtedness and Contractual Obligations represent those of the Successor as of September 30, 2021.

As of September 30, 2021, our principal source of liquidity was our unrestricted cash balance in the amount of $143.2 million, which was primarily comprised of money market funds consisting of liquid debt securities issued by the U.S. government.

As a revenue generating early stage growth company, the net losses we have incurred since inception are consistent with our strategy and budget. We will continue to incur losses in accordance with our operating plan as we continue to expand our operations to increase production, finalize our go-to-market model and scale our operations to meet anticipated demand.

Successor Cash Flows

A summary of the Successor cash flows for the nine months ended September 30, 2021 are presented below (in thousands):

	Successor
Net cash provided by (used in)	Nine Months Ended September 30, 2021	For the period from August 20, 2020 through September 30, 2020
	(Unaudited)	(Unaudited)
Operating activities	$(37,442)	$—
Investing activities	(32,175)	—
Financing activities	215,316	10
Net change in cash	$145,699	$10

Cash Flows from Operating Activities

For the nine months ended September 30, 2021, cash flows used in operating activities were $37.4 million. The cash used related to our net loss of $29.0 million, adjusted for certain non-cash expenses including $2.5 million related to noncash interest expense, $1.3 million related to amortization and depreciation expense, and $5.1 million related to shared based compensation offset by a $6.1 million gain on change in fair value of warrant liabilities and adjusted for changes in net working capital accounts of $10.2 million, including a $8.0 million increase in prepaid expenses and other current assets, a $7.6 million increase in inventories, a $0.1 million increase in accounts receivable, a $4.6 million increase in accrued expenses, and a $0.8 million increase in accounts payable. The amounts reflect our continuing spending necessary to bring our commercial electric vehicle solutions to market. There were no cash flows from operating activities for the period from August 20, 2020 through September 30,2020.

Cash Flows from Investing Activities

For the nine months ended September 30, 2021, cash flows used in investing activities were $32.2 million consisting of $30.2 million for the SERES Asset Purchase and related transaction costs, and $2.0 million for capital expenditures. There were no cash flows from investing activities for the period from August 20, 2020 through September 30, 2020.

Cash Flows from Financing Activities

For the nine months ended September 30, 2021, cash flows used in financing activities were $215.3 million, consisting of $243.8 million in proceeds from the Business Combination, net of fees paid for transaction costs, and offset by $61 thousand paid for the repurchase of ELM common stock from a related party prior to the Business Combination, and $28.4 million for the payment of an installment under an obligation related to the SERES Asset Purchase on June 30, 2021. For the period from August 20, 2020 through September 30, 2020, cash flows used in financing activities were $0.01 million consisting of initial paid in capital.

Noncash Investing and Financing Activities

For the nine months ended September 30, 2021, we had the following noncash investing and financing activities (in thousands):

Nine Months Ended September 30, 2021
Capital expenditures included in accounts payable	$377
Noncash investing intangible and other assets included in other long-term liabilities	$2
Noncash financing conversion of ELM Convertible Notes	$27,522
Noncash investing SERES Asset Purchase in accounts payable	$5,012
Noncash investing SERES Asset Purchase assumption of pension obligation	$113
Noncash financing and investing SERES Asset Purchase issuance of Promissory Note	$42,824
Noncash financing and investing SERES Asset Purchase issuance of Land Contract obligation	$69,612
Noncash financing and investing SERES Asset Purchase issuance of common stock	$49,950

Predecessor Cash Flows

A summary of the Predecessor cash flows for the period from January 1, 2021 through June 25, 2021 and the nine months ended September 30, 2020 are presented below (in thousands):

	Predecessor
Net cash provided by (used in)	For the period from January 1, 2021 through June 25, 2021	Nine Months Ended September 30, 2020
	(Unaudited)	(Unaudited)
Operating activities	$(1,989)	$(5,759)
Investing activities	—	(23)
Financing activities	$1,989	$5,782
Net change in cash	$—	$—

Cash Flows from Operating Activities

For the period from January 1, 2021 through June 25, 2021, cash flows used in operating activities were $2.0 million. The cash used primarily related to the Predecessor's net loss of $1.6 million, adjusted for certain non-cash expenses, including $23 thousand related to depreciation, $17 thousand related to defined benefit pension costs, and $25 thousand related to share-based compensation and adjusted for a $0.4 million change in net working capital accounts, including a $0.2 million decrease in accounts payable and a $0.3 million decrease in accrued expenses, offset by a $35 thousand decrease in prepaid expenses.

For the nine months ended September 30, 2020, cash flows used in operating activities were $5.8 million. The cash used primarily related to the Predecessor's net loss of $6.1 million, adjusted for certain non-cash expenses including $35 thousand related to depreciation, $29 thousand related to defined benefit pension costs, $75 thousand related to share-based compensation, and $69 thousand related to loss on disposal of equipment and adjusted for a $100 thousand change in net working capital accounts, including a $18 thousand increase in prepaid expenses, offset by a $34 thousand decrease in accounts payable, and a $84 thousand decrease in accounts payable.

Cash Flows from Investing Activities

For the nine months ended September 30, 2020, cash flows used in investing activities were $23 thousand for purchases of property, plant, and equipment that were reported as non-cash investing activities at December 31, 2019.

Cash Flows from Financing Activities

For the historical periods presented, the Predecessor was a component of SERES with no cash balances as all operating and investing cash flows were funded by SERES. The net cash flow used in operations and investing activities were funded through cash flows from financing activities in the form of changes in Predecessor parent’s net investment.

Indebtedness
In conjunction with the closing of the SERES Asset Purchase, we are obligated to make future payments under the Land Contract and the Promissory Note. The Land Contract obligation is non-interest bearing and the Promissory Note has a stated interest rate of 0.13% and both mature on April 30, 2023. The total interest on the Promissory Note of $42 thousand will be due at maturity. The fair value of the obligations on the date of closing, (June 25, 2021) were determined to be $112.4 million with an effective interest rate of 2.67%. The required principal payments under the obligations as of September 30, 2021 were as follows (in thousands):

Description	Land Contract Obligation	Promissory Note	Total Payments
19 Consecutive equal monthly installments through April 30, 2023	3,103	1,420	4,523
Total principal payments under Land Contract and Promissory Note	$58,965	$26,987	$85,952
Fair value at inception	$69,612	$42,824	$112,436

The carrying values as of September 30, 2021 were as follows (in thousand):

	Land Contract Obligation	Promissory Note	Total Carrying Value
Carrying value as of September 30, 2021	$57,658	$26,428	$84,086
Less current portion due in next 12 months	(37,242)	(17,044)	(54,286)
Noncurrent portion due after 1 year	$20,416	$9,384	$29,800

Contractual Obligations

The following table summarizes our contractual obligations and commitments for cash expenditures as of September 30, 2021 and the years in which these obligations are due (in thousands):

	Payment Due by Period
As of September 30, 2021	Total	Less than 1 year	1 - 3 Years	4 - 5 Years	More than 5 Years
Promissory Note	$27,028	$17,044	$9,984	$—	$—
Land Contract obligation	58,966	37,242	21,724	—	—
Cloud computing service contract	643	206	291	146	—
Operating lease - parking lot	2,082	72	144	143	1,723
Operating lease - office building	612	274	338	—	—
Total	$89,331	$54,838	$32,481	$289	$1,723

The total payments due for the Promissory Note and the Land Contract obligation are higher than the carrying value reported on the balance sheet as of September 30, 2021 as they were recorded at fair value on June 25, 2021 and are being accreted up to settlement value stated in the table above.

Off-Balance Sheet Arrangements

As of September 30, 2021, the Company had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission (the "SEC").

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with the accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported throughout the financial statements and notes thereto (including unaudited condensed consolidated financial statements). Those estimates and assumptions are based on management's best estimates and judgment and can be subjective and complex. Estimates and assumptions are evaluated on an ongoing basis using historical experience and known facts and circumstances. Estimates and assumptions are adjusted when the facts and circumstances warrant an adjustment. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates.

The policies and estimates discussed below are critical to an understanding of the financial statements of the Company because the application of such policies and estimates places a significant demand on subjective judgment. An accounting estimate is critical if: (i) the accounting estimate requires assumptions about matters that were highly uncertain at the time the accounting estimate was made and (ii) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that reasonably could have been used in the current period, would have a material impact on the financial condition, results of operations or cash flows. Specific risks for these critical accounting policies are described in the following sections.

This discussion of critical accounting policies and estimates is intended to supplement, not duplicate, the summary of significant accounting policies in the consolidated financial statements so that readers will have greater insight into the uncertainties involved in these areas. For a summary of all the significant accounting policies, see Note 6 of the unaudited condensed consolidated financial statements and the notes thereto contained elsewhere in this report.

Revenue Recognition

The Company derives its revenues from the sale of electric 'last mile' delivery and utility vehicles. Revenues are recognized when control of these products is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products. The Company does not have any significant financing components as payment is received shortly after point of sale. In the future, the Company may be subject to estimating returns which will be recorded as reduction to the revenues at the point of sale.

Share-Based Compensation

We use the fair value method of accounting for the restricted stock units (“RSUs”) granted to employees to measure the cost of employee services received in exchange for the share-based awards. The fair value of RSUs is measured on the grant date based on the closing fair market value of our common share. The resulting cost is recognized over the period during which an employee is required to provide service in exchange for the awards, usually the vesting period, which is generally three years for RSUs. Share-based compensation expense is recognized on a straight-line basis, net of actual forfeitures in the period. For performance-based awards with a vesting schedule based entirely on the attainment of performance conditions, share-based compensation expense is recognized for each tranche over the vesting period ascribed to the achievement of the operational milestone for such tranche when the achievement of each individual performance milestone becomes probable. For performance-based awards with a vesting schedule based entirely on the attainment of market conditions, the fair value of such awards is estimated on the grant date using a Monte Carlo simulation; the share-based compensation expense associated with each tranche is recognized over the derived service period determined by the Monte Carlo simulation.
As we accumulate additional employee share-based awards data over time and as we incorporate market data related to our common share, we may calculate significantly different volatility values, which could materially impact the valuation of our share-based awards and the share-based compensation expense that we will recognize in future periods. Share-based compensation expense is recorded in research and development expense and general and administrative expense in the consolidated statements of operations.

Impairment of Long-Lived Assets

The carrying amount of property, plant and equipment is reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. When such events occur, the carrying amounts of the assets are compared to their undiscounted expected future cash flows. If the carrying value of the asset is not recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of the property, plant and equipment exceeds its fair value.

If the asset is impaired, an impairment loss is recorded to adjust the asset’s carrying amount to its estimated fair value. The Company’s management must make significant judgments to estimate future cash flows, including the useful lives of the assets, the amount of revenue, the amount of capital and operations and maintenance spending and management’s intended use of the assets. Alternate courses of action are considered to recover the carrying amount of a long-lived asset, and estimated cash flows from the “most likely” alternative are used to assess impairment whenever one alternative is clearly the most likely outcome. If no alternative is clearly the most likely, then a probability-weighted approach is used taking into consideration estimated cash flows from the alternatives. For assets tested for impairment as of the balance sheet date, the estimates of future cash flows used in that test consider the likelihood of possible outcomes that existed at the balance sheet date, including an assessment of the likelihood of a future sale of the assets. That assessment is not revised based on events that occur after the balance sheet date. Changes in assumptions and estimates could result in materially different results than those identified and recorded in the financial statements.

Warrant Liabilities

We account for the publicly-traded and private placement warrants in accordance with the guidance contained in ASC Topic 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

Income Tax Valuation Allowances

We record net deferred tax assets to the extent we believe that these assets will more likely than not be realized. These deferred tax assets are subject to periodic assessments as to recoverability, and if it is determined that it is more likely than not that the benefits will not be realized, valuation allowances are recorded which would reduce deferred tax assets. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. Due to our history of losses since inception, the net deferred tax assets have been fully offset by a valuation allowance for all years presented.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time we are no longer considered to be an emerging growth company. At times, we may elect to early adopt a new or revised standard.

We intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of the initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates as of the prior June 30th, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Issued and Adopted Accounting Pronouncements

See Note 6 of the unaudited condensed consolidated financial statements and the notes thereto contained elsewhere in this report for more information about recent accounting pronouncements issued and adopted, the timing of their adoption and management’s assessment of their potential impact on our financial condition and results of operations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.
ITEM 4. CONTROLS AND PROCEDURES
Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the fiscal quarter ended September 30, 2021. Based on this evaluation, our principal executive officer and principal financial officer have concluded that material weaknesses existed and our disclosure controls and procedures were not effective.

Deficiencies in internal control over financial reporting were initially identified by management of ELM prior to the Business Combination. ELM had not been required to document and test its internal controls over financial reporting nor had its management been required to certify the effectiveness of ELM’s internal controls, and ELM’s auditors had not been required to opine on the effectiveness of ELM’s internal control over financial reporting. During the course of preparing the financial statements of ELM and in connection with the audit of its financial statements as of December 31, 2020 and for the period then ended, ELM’s management concluded that there were material weaknesses within its internal control over financial reporting as it relates to accounting for complex transactions and information technology general controls. These material weaknesses continue to exist following the Business Combination and have not been remediated. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Changes in Internal Control Over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the fiscal quarter of 2021 covered by this Quarterly Report on Form 10-Q that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting. In light of the material weaknesses identified above, we continue to enhance our processes to identify and appropriately apply applicable accounting requirements, and to standardize change management and information technology access policies. We continue to execute on our plans to hire additional accounting and information technology professionals, provide enhanced access to accounting literature, research materials and documents and enhance communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications and implementation of internal control (including in the information technology area). The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

PART II - OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS.

From time to time, we may become involved in legal proceedings arising in the ordinary course of business. We are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, or results of operations.
ITEM 1A. RISK FACTORS.

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 as well as the risks and uncertainties described below, together with all of the other information in this Quarterly Report on Form 10-Q, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to purchase any of our securities. If any of these risks actually occur, it could harm our business, prospects, financial condition, and operating results. In that event, the price of our securities could decline and you could lose part or all of your investment.

We may be unable to adequately control the costs associated with our operations.

We incur and expect to incur significant costs to procure and transport the components required to manufacture the ELMS Vehicles. The prices for these components may fluctuate depending on factors beyond our control. Furthermore, currency fluctuations, tariffs or shortages in petroleum or other energy sources, and other economic or political conditions have resulted and may continue to result in significant increases in freight charges, logistics costs, and raw material costs. Substantial increases in freight charges, logistics costs, and/or raw materials have and may continue to increase the cost of our components and consequently, our operating costs and the costs of our products. There can be no assurance that we will be able to recoup increasing costs of our components by increasing prices, which could reduce our margins. Further, substantial increases in freight costs and/or logistics costs may increase the costs of our products and the prices paid by our customers, which may decrease demand for our products and would adversely affect our business, prospects, financial condition and results of operations.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.
None.
ITEM 3. DEFAULTS UPON SENIOR SECURITIES.
None.
ITEM 4. MINE SAFETY DISCLOSURES.
Not applicable.
ITEM 5. OTHER INFORMATION.
None.
ITEM 6. EXHIBITS.

The following exhibits are filed as part of, or incorporated by reference into, this Quarterly Report on Form 10-Q.

Exhibit No.	Exhibit Description
10.1††	Form of Restricted Stock Unit Award Agreement (Time- and Performance-Vesting) (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-39457), filed with the SEC on September 3, 2021).

10.2**
Master Purchase Agreement, effective as of March 19, 2021 and fully executed as of July 7, 2021, by and between Electric Last Mile, Inc. and Liuzhou Wuling Automobile Industry Co., Ltd. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39457), filed with the SEC on July 12, 2021).

10.3
Agreement for Engineering, Design & Development Services, effective as of March 18, 2021 and fully executed as of July 7, 2021, by and between Electric Last Mile, Inc. and Liuzhou Wuling Automobile Industry Co., Ltd. (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-39457), filed with the SEC on July 12, 2021).

10.4
Supplemental Agreement, fully executed as of July 7, 2021, by and between Electric Last Mile, Inc. and Liuzhou Wuling Automobile Industry Co., Ltd. (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-39457), filed with the SEC on July 12, 2021).

10.5	Firm Order Agreement, effective as of September 21, 2021, by and between Electric Last Mile, Inc. and Randy Marion Isuzu, LLC dba Randy Marion ELMS (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39457), filed with the SEC on September 27, 2021).
31.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of the Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of the Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	Inline XBRL Instance Document - The XBRL Instance Document does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
____________

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.
†† Indicates a management contract or compensatory plan.
** Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Electric Last Mile Solutions, Inc.

Date:	November 12, 2021	By:	/s/ James Taylor
James Taylor
Chief Executive Officer

Date:	November 12, 2021	By:	/s/ Robert Song
Robert Song
Chief Financial Officer